Exhibit 99.1

Ascent Solar Signs Definitive
Agreement to Build New Manufacturing
Plant in Suqian of Jiangsu Province,
China

Suqian will provide RMB200 million ($32.5 million) for the Joint Venture:
agreement reinforces and supersedes the previous framework agreement announced on July 9, 2013

THORNTON, Colo.--(BUSINESS WIRE)--

Ascent Solar Technologies, Inc. ("Ascent") (ASTI), a developer and manufacturer of state-of-the-art, flexible thin-film photovoltaic modules, integrated into off-grid applications and the company's EnerPlex™ series of consumer products, announced today the signing of a definitive agreement to establish a joint venture entity (“JV”) with the Government of the Municipal City of Suqian in Jiangsu Province, China ("Suqian").

Under this definitive agreement, Suqian will provide cash of approximately $32.5 million as well as five year rent-free use of approximately 331,000 square feet of factory & office space in the Suqian Economic and Industrial Development Science Park. The JV will build a 100MW factory over six years to manufacture Ascent's proprietary thin-film Copper-Indium-Gallium-Selenium (CIGS) photovoltaic modules on flexible polyimide in addition to related consumer products.

Ascent shall purchase the factory within 5 years at the initial construction cost, and will also hold the right to purchase Suqian's ownership interest in the JV after 5 years at 1.5 times of Suqian's cash cost.

In the initial phase of the project, Ascent and Suqian will form a JV in which Suqian will inject approximately $4.8 million in cash and have majority interest of 75%. Ascent shall inject approximately $1.6 million in cash and hold a minority interest of 25%. Subsequently, during 2014 Suqian will further inject the balance of the committed $32.5 million while Ascent will contribute its proprietary technology and intellectual property, as well as certain equipment from its Colorado facility, thereby increasing its shareholdings progressively up to 80% ownership. By the first quarter of 2016, the JV is expected to operate an end-to-end manufacturing plant of 25 megawatts capacity and related consumer products.

Suqian will also provide a package of additional incentives including:

1. A 5-year corporate tax holiday and a further 50% tax rebate over the next 5 years,

2. Full rebate of value-added tax for the first 2 years and 50% rebate for the subsequent 3 years,

3. Free accommodations for up to 3 years for key scientists, engineers and management personnel of the JV.

4. As Phase two of this program is implemented, Ascent will have the option to purchase approximately 215,000 square feet of land zoned for commercial usage at a favorable price at 10% above the government’s prevailing cost, which may generate income for Ascent.

"The signing of this definitive agreement is a strong endorsement of Ascent's industry leading flexible CIGS technology," said Victor Lee, President & CEO of Ascent. "This partnership enables us to accelerate our transformational consumer-centric strategy with the EnerPlex consumer brand and specialty off-grid applications given China's huge and growing consumer base and readily available contract manufacturers.”

"We are very excited and honored to be partnering with Ascent Solar," said Mr. Lan Shao Min, Top Leader & Governor of the Municipal City of Suqian. "The Suqian Government is fully committed to this partnership and shall provide the utmost support and incentives to Ascent. We are convinced that CIGS, and more specifically Ascent's proprietary CIGS technology utilizing a flexible plastic substrate, is the next breakthrough in photovoltaics. The aim of our alliance with Ascent is to build a state of the art industrial park in Suqian for solar and solar related products, anchored by Ascent’s manufacturing presence, as well as equipment suppliers, contract manufacturers and other supporting industries."

Dr. Amit Kumar, Chairman of Ascent, said, "We are pleased with progressing our alliance with Suqian. The funding and other subsidies will enable Ascent to develop the scale of manufacturing needed to bring the cost of CIGS down substantially, and provide product for the large demand we expect to see in the next few years. The combination of cost reduction and high margin EnerPlex products along with other specialty market applications will enable Ascent to transition to its next stage as a high-growth company. The alliance with Suqian will provide a means for Ascent to build positive cash flow from numerous sources."

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that can be more flexible and affordable than most traditional solar panels. Ascent Solar modules can be directly integrated into standard building materials, aerospace applications, consumer electronics for portable power or configured as stand-alone modules for large scale terrestrial deployment. Ascent Solar is headquartered in Thornton, Colorado. For more information, go to www.ascentsolar.com.

About EnerPlex:

The EnerPlex brand represents Ascent Solar's line of consumer products. These products, many of which are integrated with Ascent Solar's transformational CIGS technology, provide consumers with the ability to integrate solar into their everyday lives, while enabling them to free themselves and their electronics from the outlet. For more information on the EnerPlex brand and to see the product line, please visit www.goenerplex.com.

Forward-Looking Statements:

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Ascent Solar Technologies
Investor Relations Contact:
CleanTech IR
Brion D. Tanous, 310-541-6824
Mobile: 424-634-8592
btanous@cleantech-ir.com
or
Ascent Solar Technologies
Justin R. Jacobs, 1-720-872-5194
jjacobs@ascentsolar.com